Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Ryder System, Inc.:
We consent to the use of our report dated February 15, 2006, with respect to the consolidated balance sheet of Ryder System, Inc. and subsidiaries as of December 31, 2005, and the related consolidated statements of earnings, shareholder’s equity, and cash flows for each of the years in the two-year period ended December 31, 2005, and the related consolidated financial statement schedule, in so far as the information in the schedule pertains to the two-year period ended December 31, 2005, which report appears in the December 31, 2006 annual report on Form 10-K of Ryder System, Inc., and refers to a change in method of accounting for conditional asset retirement obligations in 2005, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Miami, Florida
February 27, 2007
Certified Public Accountants